                                DONNKENNY, INC.
                                 1411 BROADWAY
                            NEW YORK, NEW YORK 10018

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

                                                                 June 25, 1998

TO THE STOCKHOLDERS OF
  DONNKENNY, INC.:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Donnkenny, Inc. (the "Company") will be held at The Princeton Club of New York, 15 West 43rd Street, New York, New York at 9:30 a.m. local time, on July 28, 1998, for the following purposes:

   1. To elect the Board of Directors to serve until the next subsequent annual meeting.

   2. To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending December 31, 1998.

   3. To transact such other business as may properly come before the meeting or any adjournment thereof.

   All stockholders are invited to attend the meeting. Only stockholders of record at the close of business on May 29, 1998, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting.

   WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                                          By Order of the Board of Directors,



                                          STUART S. LEVY
                                          Secretary

                                DONNKENNY, INC.
                                 1411 BROADWAY
                            NEW YORK, NEW YORK 10018
                                 (212) 730-7770

                                ---------------
                                PROXY STATEMENT
                                ---------------

   The accompanying proxy is solicited by the Board of Directors of Donnkenny, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting"), to be held at 9:30 a.m. local time on July 28, 1998 at The Princeton Club of New York, 15 West 43rd Street, New York, New York and any postponement or adjournment thereof. At the Annual Meeting, stockholders of the Company will be asked to approve each of the proposals listed in the Notice of Annual Meeting of Stockholders. This Proxy Statement contains details on these matters and we urge you to give it your attention.

                              VOTING OF PROXIES

   The Company will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, certain officers and employees of the Company, without extra remuneration, may also solicit proxies by telefax, by telephone, and in person. In addition to mailing copies of this material to stockholders, the Company may request persons who hold stock in their names or custody or in the names of nominees for others to forward such material to those persons for whom they hold stock of the Company and to request the authority for execution of the proxies, and the Company may reimburse them for their expenses in connection therewith.

   When a proxy is received, properly executed, prior to the meeting, the shares represented thereby will be voted at the meeting in accordance with the terms thereof and the instructions, if any, given therein. If no instructions are provided in a proxy, it will be voted FOR the Board's nominees for director, FOR ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company, and in accordance with the proxy-holder's discretion as to any other matters raised at the Annual Meeting.

   A stockholder who has executed a proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of the Company, executing and delivering to the Company a later-dated proxy reflecting contrary instructions, or appearing at the Annual Meeting and taking appropriate steps to vote in person. The approval of a plurality of shares present in person or represented by proxy at the meeting and which entitle holders to vote thereat is required for election of the nominees as directors. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and which entitle holders to vote thereat is required for the adoption of such matters.

   At the close of business on May 29, 1998, 14,169,540 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), were outstanding and eligible for voting at the meeting. Each stockholder of record is entitled to one vote for each share held on all matters that come before the meeting. Only stockholders of record at the close of business on May 29, 1998 are entitled to notice of and vote at the meeting. The holders of a majority of the outstanding shares of common stock of the Company entitled to vote at the meeting, whether present in person or represented by proxy, shall constitute a quorum.

   This proxy material is first being mailed to stockholders on or about June 25, 1998.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

   The by-laws of the Company provide for a Board of Directors of not fewer than two nor more than ten members. The specific number of directors is set by a resolution adopted by a majority of the entire Board of Directors. On June 10, 1997, the Board of Directors adopted a resolution which established the size of the Board of Directors at nine members effective on July 30, 1997. It is proposed to elect nine directors to serve until the Annual Meeting of Stockholders in 1999 and until their respective successors have been elected and qualified. All of the nominees currently serve on the Board of Directors.

   The persons named in the accompanying proxy intend to vote for the election as directors of the nine nominees listed herein, unless contrary instructions are given. All of the nominees have consented to serve if elected. The Board of Directors has no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board of Directors designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board of Directors.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF EACH NOMINEE FOR ELECTION AS DIRECTOR.

   The following table sets forth certain information with respect to each person nominated and recommended to be elected by the Board of Directors of the Company and is based on the records of the Company and information furnished to it by the nominees. Reference is made to "Security Ownership of Certain Beneficial Owners and Management" for information pertaining to stock ownership by the nominees.

 NAME OF NOMINEE                                       AGE   DIRECTOR SINCE
 ---------------                                       ---   --------------
Harvey A. Appelle  ..................................   53        1989
Herbert L. Ash ......................................   56        1997
Sheridan C. Biggs  ..................................   64        1997
Robert H. Cohen  ....................................   59        1997
James W. Crystal  ...................................   60        1993
Harvey Horowitz  ....................................   55        1994
Daniel H. Levy ......................................   55        1997
Robert H. Martinsen .................................   64        1997
Lynn Siemers-Cross  .................................   39        1997

-------------------

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

   HARVEY A. APPELLE, a director of the Company, was appointed Chairman of the Board and Chief Executive Officer of the Company on December 19, 1996. Mr. Appelle has been the President of HarGil Capital Associates Ltd., a private investment firm, since 1994. From 1983 to 1993, he was a Managing Director of the Investment Banking Division of Merrill Lynch Pierce Fenner & Smith Inc. and a Senior Vice President of Merrill Lynch Interfunding Inc.

   HERBERT L. ASH, a director of the Company, has been a partner at the law firm of Hahn & Hessen, LLP, since 1972. Mr. Ash has been a director of Hampton Industries, Inc., a manufacturer of apparel, since 1994. He is also a Trustee of the National Jewish Medical and Research Center, Denver, Colorado.

   SHERIDAN C. BIGGS, a director of the Company, is Executive-in-Residence at the Graduate Management Institute at Union College. Prior to that, he was a senior partner of Price Waterhouse, the accounting and consulting firm; he was with that firm for thirty-one years until his retirement in 1994. During his career at Price Waterhouse, Mr. Biggs served as a Vice Chairman and member of the firm's management committee.

   ROBERT H. COHEN, a director of the Company, is the founder, President and Chief Executive Officer of Recharge Corporation of America, a recycling company formed on July 1, 1995. He has also been Chief Executive Officer of R.J.C. Development Corporation, a real estate company, since 1987. For several years prior to founding Recharge Corporation of America, Mr. Cohen invested for his own account, having retired in 1996 as President and Chief Executive Officer of Craftex Creations, Inc., a manufacturer of intimate apparel, and in 1993 of Shamrock Outlet Stores, Inc. From 1987 to 1992, Mr. Cohen served on the board of the Intimate Apparel Council of the American Apparel Manufacturers' Association.

   JAMES W. CRYSTAL, a director of the Company, has been President since 1978, and Chairman of the Board since 1989, of Frank Crystal & Co., Inc., international insurance brokers.

   HARVEY HOROWITZ, a director of the Company, has been a consultant to the Company since February 28, 1998. From October 1, 1996 to February 28, 1998, Mr. Horowitz was Vice President and General Counsel of the Company. Prior thereto, for more than five years, he was a partner of the law firm Squadron, Ellenoff, Plesent & Sheinfeld, LLP.

   DANIEL H. LEVY, a director of the Company, has been a principal of and consultant to LBK Consulting Inc., a retail consulting business, since January, 1997 and during the period from 1994 to April, 1996. From April, 1996 through January, 1997, he served as Chairman of the Board and Chief Executive Officer of Best Products, Inc., a retail sales company which filed for bankruptcy in September, 1996. From 1993 through 1994, Mr. Levy served as Chairman of the Board and Chief Executive Officer of Conran's, a retail home furnishings company. From 1991 to 1993, he was Vice Chairman and Chief Operating Officer of Montgomery Ward, a retail sales company. Mr. Levy is a director of Marks Bros. Inc. Jewelers and Phar-Mor, Inc.

   STUART S. LEVY has been Vice President-Finance and the Chief Financial Officer of the Company since November 4, 1996. From January 1993 to July 1996, Mr. Levy was Vice President of Finance and Chief Financial Officer of Xpedite Systems, Inc., a publicly-held provider of enhanced fax services. From August 1996 through October 1996, Mr. Levy provided services to Xpedite Systems, Inc., in connection with the completion and integration of international acquisitions. Prior thereto, he was a financial consultant to an investment group since 1988. He also serves as the Company's Secretary.

   ROBERT H. MARTINSEN, a director of the Company, worked at Citicorp/Citibank for thirty-eight years until his retirement in 1995. At that point, he was Chairman of Credit Policy. Prior to that, he was in charge of corporate business in Asia. Prior to that, he was Chairman and President of Citibank's asset-based finance subsidiary, Citicorp Industrial Credit.

   LYNN SIEMERS-CROSS, a director of the Company, became President and Chief Operating Officer of the Company on April 14, 1997. Prior thereto, for more than five years, she was President of the Oak Hill Division of the Company.

COMMITTEES OF THE BOARD; BOARD MEETINGS

   The Board of Directors has standing Audit, Compensation and Nominating Committees. Generally, the members of each committee are appointed by the Board of Directors for a term beginning with the first regular meeting of the Board of Directors following the Annual Meeting and until their respective successors are elected and qualified. The Board of Directors, however, may change the composition of any committee at any time.

   The Audit Committee has such powers as may be assigned to it by the Board of Directors from time to time. It has the responsibility for recommending annually to the Board of Directors the independent auditors to be retained by the Company and reviewing with the officers of the Company and its outside auditors the adequacy of the structure of the Company's financial organization, the implementation of its financial and accounting policies, and results of the audit. The Audit Committee met formally on two occasions during the fiscal year ended December 31, 1997 ("Fiscal 1997") and had numerous informal conferences during such year. During Fiscal 1997, James W. Crystal and Sidney Eagle served on the Audit Committee until July 30, 1997. From that time forward, Herbert L. Ash, Sheridan C. Biggs and James W. Crystal served on the Audit Committee.

   The Compensation Committee has responsibility for reviewing and approving remuneration arrangements for directors and executive officers and for allocating bonuses and recommending new executive compensation plans in which the officers and directors are eligible to participate. The Compensation Committee makes recommendations to the Board of Directors regarding the Company's stock option and restricted stock plans and has sole authority to set the terms of and grant options pursuant to the Company's 1992 Stock Option Plan and 1996 Restricted Stock Plan. The Compensation Committee met on three occasions during Fiscal 1997. During Fiscal 1997, Messrs. Crystal and Eagle served on the Compensation Committee until July 30, 1997. From that date forward, Herbert L. Ash, James W. Crystal and Daniel H. Levy served on the Compensation Committee.

   The Nominating Committee investigates and reviews the qualifications of candidates to serve on the Board of Directors and recommends nominees to the Board of Directors. The Nominating Committee met on one occasion during Fiscal 1997. During Fiscal 1997, Messrs. Harvey Appelle, Robert Martinsen and Sheridan Biggs served on the Nominating Committee

   During Fiscal 1997, the Board of Directors met on nine occasions. While serving as a director, each member of the Board of Directors attended more than 75% of the total number of meetings of the Board of Directors and of all committees of the Board of Directors on which he was serving during the periods that he served as a director.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information, as of April 30, 1998, with respect to beneficial ownership of the Company's Common Stock by: (i) each of the Company's directors, (ii) each of the Company's Named Executive Officers, (iii) each person who is known by the Company beneficially to own more than 5% of the Company's Common Stock, and (iv) all directors and executive officers of the Company as a group. All information in the table below with respect to the Common Stock of the Company has been restated to reflect the two-for-one stock split paid to all holders of Common Stock of record on December 4, 1995.


NAME AND ADDRESS                                   COMMON STOCK
OF BENEFICIAL OWNER                            BENEFICIALLY OWNED (1)  PERCENTAGE OWNED
-------------------                            ----------------------  ----------------
Schaenen Fox Capital Management LLC
 200 Park Avenue Suite 3900
 New York, NY 10166                                      859,350(2)           5.7%

Putnam Investments, Inc.
 1 Post Office Square
 Boston, MA 02109                                      1,435,450(2)           9.5%

Pioneering Management Corporation
 60 State Street Boston, MA 02109                        890,000(2)           5.9%

Amber Arbitrage LDC
 c/o Custom House Fund Management Limited
 31 Kildare St. Dublin 2, Ireland                      2,322,450(2)          15.4%

Harvey A. Appelle                                        427,100(3)           2.8%
Herbert L. Ash                                            15,500(4)              *
Sheridan C. Biggs                                         18,000(5)              *
Robert H. Cohen                                           20,000(6)              *
James W. Crystal                                          28,500(7)              *
Harvey Horowitz                                           25,000(8)              *
Daniel H. Levy                                            20,000(9)              *
Stuart S. Levy                                           105,000(10)             *
Robert H. Martinsen                                       37,000(11)             *
Lynn Siemers-Cross                                       334,700(12)          2.2%
All directors and executive officers as a group
 (11 persons)                                          1,056,800              7.0%

--------------
* Less than 1%.

(1) Except as otherwise indicated, the information as to securities owned by directors, nominees and executive officers was furnished to the Company by such directors, nominees and executive officers.

(2) Based on information contained in Schedule 13G filed with the Company.

(3) Includes 22,500 shares underlying stock options which have been granted to Harvey A. Appelle pursuant to the Company's 1994 Non-Employee Director Option Plan, which are currently exercisable. Also includes 150,000 shares underlying options which have been granted pursuant to Mr. Appelle's employment agreement, which is summarized in this Proxy Statement under the caption "Executive Compensation-Employment Agreements". Except with respect to 35,000 shares, such options are currently exercisable. Also includes 150,000 restricted shares which have been granted pursuant to Mr. Appelle's employment agreement. Such restricted shares are currently not vested and do not confer voting or investment power. Also includes 69,600 shares of stock issued as part of Fiscal 1997 compensation, as described in this Proxy Statement under the caption "Executive Compensation".

(4) Includes 15,000 shares underlying options which have been granted to Herbert L. Ash pursuant to the Company's 1994 Non-Employee Director Option Plan. Such options are currently exercisable.

(5) Includes 15,000 shares underlying options which have been granted to Sheridan C. Biggs pursuant to the Company's 1994 Non-Employee Director Option Plan. Such options are currently exercisable.

(6) Includes 15,000 shares underlying options which have been granted to Robert H. Cohen pursuant to the Company's 1994 Non-Employee Director Option Plan. Such options are currently exercisable.

(7) Includes 27,500 shares underlying stock options which have been granted to James W. Crystal pursuant to the Company's 1994 Non-Employee Director Option Plan. Such options are currently exercisable.

(8) Includes 22,500 shares underlying stock options which have been granted to Harvey Horowitz pursuant to the Company's 1994
        Non-Employee Director Option Plan. Such options are currently exercisable.

(9) Includes 15,000 shares underlying options which have been granted to Daniel H. Levy pursuant to the Company's 1994 Non-Employee Director Option Plan. Such options are currently exercisable.

(10) Shares issued pursuant to Mr. Levy's employment agreement of January 28, 1997, which is summarized in this Proxy Statement under the caption "Executive Compensation-Employment Agreements". Currently one-third of such options are exercisable.

(11) Includes 15,000 shares underlying options which have been granted to Robert H. Martinsen pursuant to the Company's 1994 Non-Employee Director Option Plan. Such options are currently exercisable. Includes 7,000 shares owned by his spouse in which he disclaims beneficial ownership.

(12) Includes 7,500 shares underlying options which have been granted on April 19, 1996 to Lynn Siemers-Cross pursuant to the Company's 1992 Stock Option Plan and 150,000 shares underlying options which have been granted pursuant to Ms. Siemers-Cross' employment agreement which is summarized in this Proxy Statement under the caption "Executive Compensation-Employment Agreements". Except with respect to 42,500 shares, such options are currently exercisable. Also includes 150,000 restricted shares which have been granted pursuant to Ms. Siemers-Cross' employment agreement. Such restricted shares are currently not vested and do not confer voting or investment power. Also includes 25,000 shares of stock issued as part of Fiscal 1997 compensation as described in this Proxy Statement under the caption "Executive Compensation."

                             EXECUTIVE COMPENSATION

   The following table sets forth compensation paid for the fiscal years ended December 31, 1997, December 31, 1996, and December 2, 1995, to those persons who were, at December 31, 1997, (i) the chief executive officer and
(ii) the other most highly compensated executive officers of the Company, who are, or were, the only other executive officers of the Company (collectively, the "Named Executive Officers"). The information in the following tables, with respect to the number of shares of Common Stock underlying options, option exercise prices and the number of shares of Common Stock acquired upon the exercise of options has been retroactively restated to reflect the two-for-one stock split paid to all holders of Common Stock of record on December 4, 1995 (the "Stock Split").

                          SUMMARY COMPENSATION TABLE

                                                                             LONG TERM
                                                                            COMPENSATION
                                           ANNUAL COMPENSATION                 AWARDS
                                        ------------------------- ------------------------------ --------------
                                                                     RESTRICTED     SECURITIES      ALL OTHER
                                                                    STOCK AWARDS    UNDERLYING     COMPENSATION
                                           SALARY       BONUS           (8)        OPTIONS/SARS        (1)
NAME AND PRINCIPAL POSITION       YEAR      ($)          ($)            ($)             (#)            ($)
-------------------------------  ------ ----------  ------------- --------------  -------------- --------------
Harvey A. Appelle(2)
 Chairman of the Board and        1997    $400,000     $174,000(6)    440,625         50,000           $ 2,880
 Chief Executive Officer          1996           0

Harvey Horowitz(2)(5)
 Vice President and General       1997    $405,000           --            --             --           $ 2,880
 Counsel                          1996     124,444

Stuart S. Levy(2)(3)
 Vice President--Finance          1997    $361,667     $25,000        14,650              --           $11,000
 and Chief Financial Officer      1996      31,667

Lynn Siemers-Cross(4)
 President and Chief
 Operating Officer                1997    $500,000     $212,500(7)    440,625         50,000           $   660


--------------
(1) Represents insurance premiums paid by, or on behalf of, the Company during the covered fiscal year with respect to term life insurance for the benefit of the Named Executive Officer.

(2)    This individual became an executive officer of the Company in 1996.

(3) On November 4, 1997, this individual's salary increased to $350,000 per annum.

(4)    This individual became an executive officer of the Company in 1997.

(5) This individual resigned his office as vice-president on February 28, 1998, and entered into a two-year consulting agreement with the Company.

(6)    Bonus paid in 69,600 shares of common stock.

(7) Bonus paid as follows: $150,000 cash payment and 25,000 shares of common stock.

(8) As of December 31, 1997, there were outstanding awards of 394,600 shares of restricted stock pursuant to the 1996 Restricted Stock Plan.

                        1997 STOCK OPTION AND SAR GRANTS

   The Company strives to distribute stock option awards broadly throughout the organization. Stock option awards are based on the individual's position and contribution to the Company. The Company's long-term performance ultimately determines compensation from stock options because stock option value is entirely dependent on the long-term growth of the Company's common stock price.

   The following table sets forth certain information concerning options and stock appreciation rights ("SARs") granted to the Chief Executive Officer and the Named Executive Officers during Fiscal 1997, including information concerning the potential realizable value of such options.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                    INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                        ------------------------------------------          VALUE AT ASSUMED
                                         PERCENT OF                       ANNUAL RATES OF STOCK
                          NUMBER OF    TOTAL OPTIONS/                      PRICE APPRECIATION
                         SECURITIES     SARS GRANTED   EXERCISE OF         FOR OPTION TERM (1)
                         UNDERLYING          TO         BASE PRICE ----------------------------------
                        OPTIONS/SARS    EMPLOYEES IN       (2)       EXPIRATION
NAME                     GRANTED (#)     FISCAL YEAR      ($/SH)        DATE       5%($)     10%($)
----                     -----------     -----------      ------        ----       -----     ------
Harvey A. Appelle  .     150,000(3)       11.4%          2.9375       4/14/2007    277,107    702,243
                          50,000(4)        3.8%          2.9375       4/14/2002     92,369    234,081
Harvey Horowitz  ...      25,000           1.9%          3.9375       7/30/2007     67,803    171,825
Stuart S. Levy .....     100,000           7.6%          4.4375       1/28/2007    279,072    707,223
Lynn Siemers-Cross       150,000(3)       11.4%          2.9375       4/14/2007    277,107    702,243
                          50,000(4)        3.8%          2.9375       4/14/2002     92,369    234,081

--------------
(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.
(2) All options were granted at an exercise price equal to the market value of the Company's common stock on the date of grant.
(3) Includes 150,000 shares underlying options which have been granted pursuant to this individual's employment agreement, which is summarized in this Proxy Statement under the caption "Executive Compensation-Employment Agreements".
(4) Includes 50,000 SARs, which are an incentive cash bonus equal to the appreciation over five years of 50,000 shares of stock. Such SARs vest and become exercisable on March 31, 1999, unless earlier accelerated.

                               AGGREGATED OPTION
                       EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR END OPTION VALUES (1)

                                                    NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED              IN-THE-MONEY
                         SHARES                          OPTIONS AT                     OPTIONS AT
                        ACQUIRED      VALUE         DECEMBER 31, 1997 (#)          DECEMBER 31, 1997 ($)
                      ON EXERCISE    REALIZED    --------------------------    ----------------------------
NAME                      (#)          ($)       EXERCISABLE  UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                  -----------    ---------   -----------  -------------    -----------    -------------
Harvey Appelle .....       0            0          22,500         150,000           0               0
Harvey Horowitz  ...       0            0          22,500          25,000           0               0
Stuart S. Levy .....       0            0          33,333          66,667           0               0
Lynn Siemers-Cross         0            0               0         157,500           0               0

------------
(1) All options were granted at an exercise price equal to market value of the common stock on the date of grant.

EMPLOYMENT AGREEMENTS

Harvey Appelle

   On June 12, 1997, Mr. Appelle entered into a three-year employment agreement with the Company to serve as its Chairman of the Board and Chief Executive Officer. The agreement provides for a base annual salary of $400,000 for the first two years of the term and of $500,000 for the third year of the term, as well as a discretionary performance bonus based on the achievement of goals to be set annually by the Compensation Committee of the Board, as well as certain insurance and other benefits.

   In addition, in connection with the execution of the employment agreement, the Compensation Committee granted to Mr. Appelle 150,000 restricted shares and options to purchase an aggregate of 150,000 additional shares at a price equal to the closing price of the Common Stock on the date of grant. The agreement further provides for an incentive cash bonus equal to the appreciation over five years of 50,000 shares of stock. The restricted shares, options and right to receive the incentive cash bonus will vest over the term of the agreement, subject to acceleration in the event of a change in control of the Company.

   The agreement provides that in the event Mr. Appelle's employment is terminated (except in certain limited circumstances) following a change in control of the Company, Mr. Appelle will have the right to receive severance benefits equal to three times the sum of his last annual salary inclusive of performance bonus (but not incentive bonus).

Lynn Siemers-Cross

   On June 12, 1997, Ms. Siemers-Cross entered into a four-year employment agreement with the Company to serve as its President and Chief Operating Officer. The agreement provides for a base annual salary of $500,000, a discretionary performance bonus based on the achievement of goals to be set annually by the Compensation Committee, but not less than $150,000 for Fiscal 1997, as well as certain insurance and other benefits.

   In addition, in connection with the execution of the employment agreement, the Compensation Committee granted to Ms. Siemers-Cross 150,000 restricted shares and options to purchase an aggregate of 150,000 additional shares at a price equal to the closing price of the Common Stock on the date of grant. The agreement further provides for an incentive cash bonus equal to the appreciation over five years of 50,000 shares of stock. The restricted shares, options and right to receive the incentive cash bonus will vest over the term of the agreement, subject to acceleration in the event of a change in control of the Company.

   The agreement provides that in the event Ms. Siemers-Cross' employment is terminated (except in certain limited circumstances) following a change in control of the Company, Ms. Siemers-Cross will have the right to receive severance benefits equal to three times the sum of her last annual salary inclusive of performance bonus (but not incentive bonus).

Harvey Horowitz

   On February 28, 1998, Mr. Horowitz entered into a two-year consulting agreement with the Company, which agreement superseded Mr. Horowitz's employment agreement with the Company dated September 5, 1996. Under the new agreement, Mr. Horowitz agrees to provide certain consulting services to the Company and its officers with respect to legal matters arising out of the business affairs of the Company. The new agreement provides for monthly payments to be made by the Company to Mr. Horowitz equal to $35,000 for March 1998, $30,000 per month thereafter for the balance of calendar year 1998, and $25,000 per month throughout calendar year 1999. Mr. Horowitz will continue to receive certain insurance and other benefits and the Company agrees to use its best efforts to cause Mr. Horowitz to be nominated for election as a member of its Board of Directors at the annual meeting of its shareholders to take place during calendar year 1998.

Stuart S. Levy

   On January 28, 1997, Mr. Levy entered into a two-year employment agreement with the Company to serve as Chief Financial Officer, Vice President-Finance and Assistant Secretary. The agreement provides for an annual salary of $350,000, an annual bonus based on the performance of Mr. Levy and the

Company, as well as certain insurance and other benefits. The Agreement provides for a grant of 5,000 restricted shares of Common Stock, and options to purchase 100,000 shares of Common Stock at a price of $4.43 per share, vesting over three years. The Agreement provides for severance payments to be based on the current year's salary and the preceding year's bonus and to continue for the longer of the remaining term under the Agreement or six months after termination.

                 COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

   The Compensation Committee of the Board of Directors is responsible for determining the compensation of executive officers of the Company, including compensation awarded pursuant to the Company's 1992 Stock Option Plan and 1996 Restricted Stock Plan. Herbert L. Ash, James W. Crystal and Daniel H. Levy presently serve on the Compensation Committee.

GENERAL POLICIES REGARDING COMPENSATION OF EXECUTIVE OFFICERS

   The Company's executive compensation policies are intended (1) to attract and retain high quality managerial and executive talent and to motivate these individuals to maximize shareholder returns, (2) to afford appropriate incentives for executives to produce sustained superior performance, and (3) to reward executives for superior individual contributions to the achievement of the Company's business objectives. The Company's compensation structure consists of base salary, annual cash bonuses, stock options and restricted stock awards. Together, these components link each executive's compensation directly to individual and Company performance.

   Salary. Base salary levels reflect individual positions, responsibilities, experience, leadership and potential contribution to the success of the Company. Actual salaries vary based on the Compensation Committee's subjective assessment of the individual executive's performance and the Company's performance.

   Bonuses. Executive officers are eligible to receive cash bonuses based on the Compensation Committee's subjective assessment of each respective executive's individual performance and the performance of the Company. In its evaluation of executive officers and the determination of incentive bonuses, the Compensation Committee does not assign quantitative relative weights to different factors or follow mathematical formulae. Rather, the Compensation Committee makes its determination in each case after considering the factors it deems relevant, which may include consequences for performance that is below expectations.

   Stock Options. Stock options are granted at the fair market value of the Common Stock on the date of grant. The stock options are intended to provide employees with sufficient incentive to manage from the perspective of an owner with an equity stake in the business.

   In determining the size of individual option grants, the Compensation Committee considers the aggregate number of shares available for grant, the number of individuals to be considered for an award of stock options, and the range of potential compensation levels that the option awards may yield. The number and timing of stock option grants to executive officers are decided by the Compensation Committee based on its subjective assessment of the performance of each grantee. In determining the size and timing of option grants, the Compensation Committee weighs any factors it considers relevant and gives such factors the relative weight it considers appropriate under the circumstances then prevailing. While an ancillary goal of the Compensation Committee in awarding stock options is to increase the stock ownership of the Company's management, the Compensation Committee does not, when determining the amount of stock options to award, consider the amount of stock already owned by an officer. The Compensation Committee believes that to do so could have the effect of inappropriately or inequitably penalizing or rewarding executives based upon their personal decisions as to stock ownership and option exercises.

   Restricted Stock. Restricted stock awards are granted at prices (or for no consideration) as determined by the Compensation Committee. The restricted stock awards are intended to attract and retain the services or advice of quality employees, officers, agents, consultants and independent contractors and to provide added incentive to them by encouraging stock ownership in the Company.

   In determining the size of individual restricted stock grants, the Compensation Committee considers the aggregate number of shares available for grant, the number of individuals to be considered for an award of restricted stock, and the range of potential compensation levels that the restricted stock awards may yield. The number and timing of restricted stock grants to executive officers are decided by the Compensation Committee based on its subjective assessment of the performance of each grantee. In determining the size and timing of restricted stock awards, the Compensation Committee weighs any factors it considers relevant and gives such factors the relative weight it considers appropriate under the circumstances then prevailing. While an ancillary goal of the Compensation Committee in awarding restricted stock is to increase the stock ownership of the Company's management, the Compensation Committee does not, when determining the amount of restricted stock to award, consider the amount of stock already owned by an officer. The Compensation Committee believes that to do so could have the effect of inappropriately or inequitably penalizing or rewarding executives based upon their personal decisions as to stock ownership and option exercises.

   In 1993, the Internal Revenue Code was amended to limit the deductibility of certain compensation expenses in excess of $1 million. These changes in the tax laws will apply to the compensation to be paid to executive officers of the Company in Fiscal 1998. The Compensation Committee believes that the compensation paid by the Company in Fiscal 1998 will not result in any material loss of tax deductions for the Company.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER FOR FISCAL 1997

   Harvey A. Appelle was appointed Chairman of the Board and Chief Executive Officer of the Company on December 19, 1996. On June 12, 1997, Mr. Appelle entered into a three-year employment agreement to serve in such capacities. (See "Employment Agreements.") The terms of the employment agreement were negotiated with the assistance of outside advisors and structured to encourage Mr. Appelle to accept the challenges presented by the Company's business, to motivate him to take the actions necessary and to reward him for increased value to the shareholders. Pursuant to this agreement, Mr. Appelle will receive an annual salary of $400,000 for the first two years of the term, increasing to $500,000 for the third year of the term, as well as a discretionary performance bonus based on the achievement of goals to be set annually by the Compensation Committee, as well as certain insurance and other benefits. In addition, in connection with the execution of the employment agreement, the Compensation Committee granted to Mr. Appelle 150,000 restricted shares and options to purchase an aggregate of 150,000 additional shares at a price equal to the closing price of the Common Stock on the date of grant. The agreement further provides for an incentive cash bonus equal to the appreciation over five years of 50,000 shares of stock. The restricted shares, options and right to receive the incentive cash bonus will vest over the term of the agreement, subject to acceleration in the event of a change in control of the Company.

   As a performance bonus for 1997, the Compensation Committee awarded 69,600 shares of the Company's common stock to Mr. Appelle. The size of the award was based on the Compensation Committee's subjective assessment of his performance, which included the achievement of certain of the Company's business objectives in 1997.

                             COMPENSATION COMMITTEE
                             ----------------------

                                 Herbert L. Ash
                                James W. Crystal
                                 Daniel H. Levy

DIRECTOR FEES

   Each non-employee director of the Company receives a fee of $20,000 per year for serving as director, as well as reimbursement for out-of-pocket expenses incurred in connection with his services. Pursuant to the 1994 Non-Employee Director Stock Option Plan, each non-employee director is issued an option to purchase 15,000 shares of Common Stock upon becoming a director of the Company, and an option to purchase 5,000 additional shares each successive year in which such director is re-elected to the Board of Directors. Such options are granted each year on the date of the Company's annual meeting at an exercise price equal to the closing sale price of the Common Stock on the Nasdaq National Market on such date. Although it is the Board of Directors' current policy that such options should not be exercised for at least six months from the date of grant, by their terms such options are exercisable immediately after their grant. Directors who are also executive officers of the Company receive no additional compensation from the Company for services rendered in their capacity as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   During the fiscal year ended December 31, 1997, the members of the Compensation Committee were James W. Crystal and Sydney Eagle until July 30, 1997, after which Herbert L. Ash, James Crystal and Daniel H. Levy served thereon.

   Herbert L. Ash, Esq., is a partner at Hahn & Hessen, LLP, which provided certain legal services to the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and the other equity securities of the Company. Officers, directors, and greater-than-ten-percent stockholders are required by the regulations of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, during Fiscal 1997, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Herbert L. Ash, Esq., is a partner at Hahn & Hessen, LLP, which provided certain legal services to the Company.

                               PERFORMANCE GRAPH

   The following graph compares the cumulative stockholder return of the Company from the Company's initial public offering on June 17, 1993 through December 31, 1997 to the cumulative stockholder return of (a) the S&P 500 Composite Index and (b) the S&P Textiles Index based on an assumed investment of $100 on June 17, 1993 and in each case assuming reinvestment of all dividends, if any. The information in the following table reflects the two-for-one stock split paid to all holders of Common Stock of record on December 4, 1995 (the "Stock Split").

                    COMPARISON OF CUMULATIVE TOTAL RETURN*
                 FOR THE PERIOD FROM 6/17/93 THROUGH 12/31/97
                   AMONG DONNKENNY, INC., THE S&P 500 INDEX
                     AND THE S&P TEXTILES (APPAREL) INDEX

    [THE NARRATIVE AND/OR TABULAR INFORMATION BELOW IS A FAIR AND ACCURATE
           DESCRIPTION OF GRAPHIC OR IMAGE MATERIAL OMITTED FOR THE
                           PURPOSE OF EDGAR FILING.]


                                 [LINE CHART]


       *$100 INVESTED ON 6/17/93 IN STOCK AND S & P 500 OR ON 5/31/93 IN
        S & P TEXTILES (APPAREL) -- INCLUDING REINVESTMENT OF DIVIDENDS.

--------------
(1) With respect to the S&P Textiles Index, which is produced on a month-end basis, the points on the graph reflect the value of the index on May 31, 1993, November 30, 1993, November 30, 1994, November 30, 1995, December 31, 1996 and December 31, 1997, the dates of the last day of the month preceding the date of the initial public offering date and the dates of the 1993, 1994, 1995, 1996 and 1997 Fiscal year-ends, respectively.

                                               TOTAL RETURN--DATA SUMMARY
                                                 CUMULATIVE TOTAL RETURN
                           ------------------------------------------------------------------
                            6/17/93    12/04/93   12/03/94    12/02/95   12/31/96   12/31/97
                           --------- ----------  ---------- ----------  ---------- ----------
DONNKENNY, INC. ..........    100        137         101        241          67         39
S & P 500 ................    100        104         105        144         181        241
S & P TEXTILES (APPAREL)      100         83          87         89         105        113

                                   PROPOSAL 2
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   On November 4, 1996, the Company's then auditors, KPMG Peat Marwick LLP ("KPMG"), informed the Company that they were resigning. They informed the Company that they would no longer be able to rely on representations of financial management and that they did not have access to sufficient, credible information from others within the Company to enable them to continue as auditors. KPMG had expressed no disagreement with the Company during the two most recent fiscal years and subsequent interim period on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to KPMG's satisfaction, would have caused them to make reference in connection with its reports to the subject matter of disagreement. In addition, KPMG's reports on the Company's financial statements for such fiscal periods contained no adverse opinion or disclaimers of opinion nor were such reports qualified or modified as to uncertainty of audit scope or accounting principles.

   On December 17, 1996, on the recommendation of its Audit Committee, the Company engaged Deloitte & Touche LLP to serve as its new auditors to examine the Company's consolidated financial statements for the fiscal years 1994 through 1997 and to render other professional services as required. Such appointment was ratified by the Company's stockholders on July 30, 1997.

   The appointment of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending December 31, 1998 is being submitted to stockholders for ratification.

   Representatives of Deloitte & Touche LLP will be present at the Annual
Meeting.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF THE COMPANY, WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY CARD.

ANNUAL REPORT

   The Annual Report of the Company for the fiscal year ended December 31, 1997 is being mailed to stockholders with this proxy statement.

STOCKHOLDER PROPOSALS

   Stockholder proposals intended to be considered for inclusion in the proxy statement for presentation at the 1999 Annual Meeting must be received by the Company at its offices at 1411 Broadway, New York, New York 10018, no later than February 25, 1999 in order to be included in the proxy statement and form of proxy relating to such meeting. All proposals must comply with applicable Securities and Exchange Commission rules and regulations.

OTHER MATTERS

   The Board of Directors is not aware of any other matter other than those set forth in this proxy statement that will be presented for action at the meeting. If other matters properly come before the meeting, the persons named as proxies intend to vote the shares they represent in accordance with their best judgment in the interest of the Company.

   THE COMPANY UNDERTAKES TO PROVIDE ITS STOCKHOLDERS, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES FILED THEREWITH. WRITTEN REQUESTS FOR SUCH REPORT SHOULD BE ADDRESSED TO DONNKENNY, INC., 1411 BROADWAY, NEW YORK, NEW YORK 10018. ATTENTION: CORPORATE SECRETARY.

                                          By Order of the Board of Directors

                                          Stuart S. Levy
                                          Secretary

New York, New York
June 25, 1998

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                             [PROXY CARD TO COME]